Exhibit 99.1

Agile Therapeutics Announces Changes to its Board of Directors

PRINCETON, N.J., April 22, 2020 - Agile Therapeutics, Inc. (Nasdaq: AGRX), a forward-thinking women’s healthcare company, today announced that the company has nominated Sharon Barbari for election as a class III director to replace Abhijeet Lele, a member of the company’s board of directors and the board’s Lead Independent Director, who will not stand for re-election and cease to be a director on June 9, 2020, the date of the company’s Annual Meeting of Stockholders.  In addition, William McKee has informed the company that he will retire from the company’s board of directors effective June 9, 2020. The company plans to appoint Sandra Carson, M.D., FACOG as a class II director to replace Mr. McKee when he retires.

“Sharon’s extensive pharmaceutical leadership experience and expertise leading financial operations through periods of growth will be a valuable contribution to our Board,” said Al Altomari, President and Chief Executive Officer of Agile.  “We look forward to her insight and guidance as we continue our development as a commercial company.”

Ms. Barbari has over 40 years of pharmaceutical and biotechnology experience, having served in various senior financial roles, including Chief Financial Officer, at several companies during her career, including Cytokinetics,  InterMune and Gilead Sciences.

“We are looking forward to Dr. Carson joining our Board in June.  She has significant clinical and research expertise in women’s health coupled with established clinical experience as an OB/GYN physician and regulatory experience through her membership on U.S. Food and Drug Administration’s advisory committees,” continued Mr. Altomari.  “With her extensive background in women’s health, we believe Dr. Carson will offer valuable insight and guidance on our clinical and regulatory strategies for our pipeline.”

Dr. Carson is a Professor of Obstetrics, Gynecology and Reproductive Sciences and Director, Reproductive Endocrinology and Infertility at Yale University.  Most recently, she served as the Emeritus Vice President for Education at the American College of Obstetricians & Gynecologists (ACOG) from August 2018 to February 2019 and Vice President for Education from March 2013 to August 2018.

Mr. Lele has served on the company’s board of directors since 2010 and as the board’s lead independent director since 2016. Mr. McKee joined the board of directors in 2014, just before the company’s initial public offering, and has served as the chair of the board’s audit committee since that time. The company’s board of directors plans to appoint Seth H.Z. Fischer as the lead independent director to replace Mr. Lele at the annual meeting of stockholders on June 9, 2020.

“Abhijeet is our longest serving independent director and joined the board over 10 years ago.  He has provided important strategic insights, guidance and support throughout his long-standing tenure on Agile’s board and his service as our lead independent director,” stated Mr. Altomari. “In addition, since joining our board as we pursued our initial public offering, Bill has provided expert guidance to our company, especially in the areas of fiscal discipline and risk management, through his chairmanship of the board’s audit committee. On behalf of the other board members and Agile’s management team, I would like to thank both Abhijeet and Bill for their service to the company.”

About Agile Therapeutics, Inc.

Agile Therapeutics is a women's healthcare company dedicated to fulfilling the unmet health needs of today’s women.  Our product candidates are designed to provide women with contraceptive options that offer freedom from taking a daily pill, without committing to a longer-acting method. Our initial product, Twirla®, (levonorgestrel and ethinyl estradiol) transdermal system is a non-daily prescription contraceptive. Twirla is based on our proprietary transdermal patch technology, called Skinfusion®, which is designed to allow drug delivery through the skin. For more information, please visit the company website at www.agiletherapeutics.com. The Company may occasionally disseminate material, nonpublic information on the Company’s website.

Follow Agile on LinkedIn and Twitter: @AgileTher.

Forward-Looking Statement

Certain information contained in this press release includes “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements related to the future composition of our board of directors. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current beliefs and expectations of our management team that involve risks, potential changes in circumstances, assumptions, and uncertainties. Any or all of the forward-looking statements may turn out to be wrong or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties as a result of various important factors, including the uncertainties related to current market conditions and the other risks set forth in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. For all these reasons, actual results and developments could be materially different from those expressed in or implied by our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Source:  Agile Therapeutics

Contact:  Investor Relations -- 609-683-1880